Exhibit 99.1

Envoy Medical Reports on First Quarter 2025 Results

Company Provides Update on its Pivotal Clinical Study for Fully Implanted Cochlear Implant

WHITE BEAR LAKE, Minnesota--(Newsfile Corp. – May 1, 2025) – Envoy Medical®, Inc. (Nasdaq: COCH) (“Envoy Medical”), a revolutionary hearing health company focused on fully implanted hearing devices, today announced its corporate and financial results for the first quarter ended March 31, 2025, as well as other subsequent events.

Financial and Corporate Highlights for First Quarter and to date:

●	Secured additional $10 Million in funding to advance Pivotal Clinical Trial.

●	Completed Enrollment of 10 participants in “first stage” of Pivotal Clinical Trial of the fully implanted Acclaim® cochlear implant.

●	Activated (i.e., turned on) six of 10 participants with remaining four participants due to be activated in May. Additionally, two participants completed 1-Month Follow-Up visits.

●	No reports of Serious Adverse Events or Unanticipated Adverse Device Effects.

●	Thus far, activations and follow-up visits have been reported to be within expectations of “typical” or “normal” cochlear implant activations and 1-month follow-up visits over a similar timeframe.

●	Modifications and mitigations put in place between Early Feasibility Study and Pivotal Clinical Trial appear to address previously discussed electrical system noise.

Brent Lucas, CEO of Envoy Medical commented: “We could not be more pleased with the positive progress of our pivotal clinical study and the reported excitement from the investigational sites. Enrollment of the first 10 patients happened quickly and efficiently, and we believe it is yet another indication that, if given the choice, a meaningful percentage of patients who are candidates for cochlear implants will be drawn to a fully implanted solution that uses the ear to pick up sound instead of a microphone, does not have an implanted magnet in the head, and has multiple days of battery life with typical use. We designed our fully implanted Acclaim cochlear implant with patient’s quality of life and preferences in mind, and we are thrilled to see anecdotal reports coming back that people want what our device is designed to offer. Personally, I’m extremely excited about Envoy Medical’s future and our position in the hearing industry.”

Financial Results for the Quarter Ended March 31, 2025

Net revenues decreased $13 thousand for the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to the decrease in the number of Battery replacement sales due to supply chain limitations. Cost of goods sold increased $73 thousand for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The increase is primarily due to an increase in headcount in preparation of production growth of the Esteem FI-AMEI product, new supplier expenses and an adjustment to the inventory reserve.

R&D expenses increased $400 thousand for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The increase is primarily due to an increase in headcount and contractors in our engineering and clinical departments for the three months ended March 31, 2025, as we increased headcount across our clinical and cochlear departments in preparation for our pivotal clinical study for the Acclaim CI. The Company incurred additional expenses related to the pivotal clinical study in the form of initial site start-up costs, parts and supplies, and data capturing platform.

Sales and marketing expenses increased $33 thousand for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The increase is primarily due to increased headcount, travel, and the addition of a patient engagement program, partially offset by the reduction of legal and professional fees to secure insurance reimbursement for the Esteem FI-AMEI product.

General and administrative expenses decreased $284 thousand for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The decrease is primarily due to reduced legal fees and professional service costs in 2025 compared to 2024, partially offset by an increase in headcount and miscellaneous administrative expenses.

As of March 31, 2025 cash and cash equivalents were approximately $5.3 million.

About the Fully Implanted Acclaim® Cochlear Implant

We believe the fully implanted Acclaim Cochlear Implant (“Acclaim CI”) is a first-of-its-kind hearing device. Envoy Medical’s fully implanted technology includes a sensor designed to leverage the natural anatomy of the ear instead of a microphone to capture sound.

The Acclaim CI is designed to address severe to profound sensorineural hearing loss that is not adequately addressed by hearing aids. The Acclaim CI is expected to be indicated for adults who have been deemed adequate candidates by a qualified physician.

The Acclaim Cochlear Implant received the Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) in 2019.

CAUTION The fully implanted Acclaim Cochlear Implant is an investigational device. Limited by Federal (or United States) law to investigational use.

About the Esteem® Fully Implanted Active Middle Ear Implant (FI-AMEI)

The Esteem fully implanted active middle ear implant (FI-AMEI) is the only FDA-approved, fully implanted* hearing device for adults diagnosed with moderate to severe sensorineural hearing loss allowing for 24/7 hearing capability using the ear’s natural anatomy. The Esteem FI-AMEI hearing implant is invisible and requires no externally worn components and nothing is placed in the ear canal for it to function. Unlike hearing aids, you never put it on or take it off. You can’t lose it. You don’t clean it. The Esteem FI-AMEI hearing implant offers true 24/7 hearing.

*Once activated, the external Esteem FI-AMEI Personal Programmer is not required for daily use.

Important safety information for the Esteem FI-AMEI can be found at: https://www.envoymedical.com/safety-information.

Additional Information and Where to Find It

Copies of the documents filed by Envoy Medical with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-Looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Such statements may include, but are not limited to, statements regarding the expectations of Envoy Medical concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments; the timing and results of IRB approvals, site documents, logistics or activations, enrollments, follow-up visits, data, and clinical trials of the Acclaim CI, and the participation or any changes in participation of any institution or healthcare professionals in such trials; the Acclaim CI being the first to market fully implanted cochlear implant; the safety, performance, and market acceptance of the Acclaim CI; and any information concerning possible or assumed future operations of Envoy Medical. The forward-looking statements contained in this press release reflect Envoy Medical’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Envoy Medical does not guarantee that the events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to changes in the market price of shares of Envoy Medical’s Class A Common Stock; changes in or removal of Envoy Medical’s shares inclusion in any index; Envoy Medical’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; unpredictability in the medical device industry, the regulatory process to approve medical devices, and the clinical development process of Envoy Medical products; competition in the medical device industry, and the failure to introduce new products and services in a timely manner or at competitive prices to compete successfully against competitors; disruptions in relationships with Envoy Medical’s suppliers, or disruptions in Envoy Medical’s own production capabilities for some of the key components and materials of its products; changes in the need for capital and the availability of financing and capital to fund these needs; changes in interest rates or rates of inflation; legal, regulatory and other proceedings could be costly and time-consuming to defend; changes in applicable laws or regulations, or the application thereof on Envoy Medical; a loss of any of Envoy Medical’s key intellectual property rights or failure to adequately protect intellectual property rights; the effects of catastrophic events, including war, terrorism and other international conflicts; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” in the Annual Report on Form 10-K filed by Envoy Medical on March 31, 2025, and in other reports Envoy Medical files, with the SEC. If any of these risks materialize or Envoy Medical’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While forward-looking statements reflect Envoy Medical’s good faith beliefs, they are not guarantees of future performance. Envoy Medical disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Envoy Medical.

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Investor Relations:
Envoy Medical Investor Relations

InvestorRelations@envoymedical.com

Media Contact:

Media@envoymedical.com

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash	$5,312	$5,483
Accounts receivable, net	42	38
Other receivable	23	780
Inventories	1,657	1,708
Prepaid expenses and other current assets	1,278	1,375
Total current assets	8,312	9,384
Property and equipment, net	1,220	1,275
Operating lease right-of-use asset (related party)	853	879
Total assets	$10,385	$11,538

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,662	$1,652
Accrued expenses	5,057	4,416
Other current liabilities	415	573
Forward purchase agreement warrant liability	51	472
Product warranty liability, current portion	265	282
Operating lease liability, current portion (related party)	145	143
Total current liabilities	7,595	7,538
Term loans payable (related party)	23,106	18,716
Product warranty liability, net of current portion	1,771	1,771
Operating lease liability, net of current portion (related party)	778	802
Publicly traded warrant liability	468	662
Other liability	891	891
Total liabilities	34,609	30,380

Commitments and contingencies (see Note 14)

Stockholders’ deficit
Series A Preferred Stock, $0.0001 par value; 100,000,000 shares authorized and 10,000,000 shares designated as of March 31, 2025 and December 31, 2024; 4,126,667 shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 21,326,609 shares issued and outstanding as of March 31, 2025 and December 31, 2024	2	2
Additional paid-in capital	266,861	266,013
Accumulated deficit	(290,970)	(284,734)
Accumulated other comprehensive loss	(117)	(123)
Total stockholders’ deficit	(24,224)	(18,842)
Total liabilities and stockholders’ deficit	$10,385	$11,538

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Net revenues	$46	$59
Costs and operating expenses:
Cost of goods sold	226	153
Research and development	2,748	2,360
Sales and marketing	358	325
General and administrative	1,821	2,105
Total costs and operating expenses	5,153	4,943
Operating loss	(5,107)	(4,884)
Other income (expense):
Change in fair value of forward purchase agreement put option liability	—	103
Change in fair value of forward purchase agreement warrant liability	421	(262)
Change in fair value of publicly traded warrant liability	194	(1,177)
Interest expense, related party	(495)	(36)
Other expense, net	(11)	(14)
Total other income (expense), net	109	(1,386)
Net loss	(4,998)	(6,270)

Cumulative preferred dividends	(1,238)	(1,365)

Net loss attributable to common stockholders, basic and diluted	$(6,236)	$(7,635)
Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.41)
Weighted-average Class A Common Stock outstanding, basic and diluted	21,326,609	18,599,982
Other comprehensive income (loss):
Foreign currency translation adjustment	6	(1)
Other comprehensive income (loss)	6	(1)
Comprehensive loss	$(4,992)	$(6,271)

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(4,998)	$(6,270)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	61	34
Interest expense and amortization of debt discount on term loans payable (related party)	495	—
Amortization of prepaid insurance	247	270
Stock-based compensation	160	123
Change in fair value of publicly traded warrant liability	(194)	1,177
Change in fair value of forward purchase agreement warrant liability	(421)	262
Change in fair value of forward purchase agreement put option liability	—	(103)
Change in operating lease right-of-use asset (related party)	26	31
Change in inventory reserve	(23)	89
Changes in operating assets and liabilities:
Accounts receivable, net	(4)	(119)
Other receivable	757	144
Inventories	74	(140)
Prepaid expenses and other current assets	(75)	(56)
Accounts payable	10	(641)
Operating lease liability (related party)	(22)	(27)
Accrued expenses	199	(357)
Product warranty liability	(17)	(6)
Other liability	—	—
Net cash used in operating activities	(3,725)	(5,589)

Cash flows from investing activities
Purchases of property and equipment	(6)	—
Deposits on equipment not yet placed in service	—	(109)
Net cash used in investing activities	(6)	(109)

Cash flows from financing activities
Payments on insurance financing loans	(233)	(257)
Proceeds from the issuance of term loans (related party)	5,000	5,000
Dividends paid to stockholders of Series A Preferred Stock	(1,213)	—
Proceeds from the sale of Common Stock associated with forward purchase agreement, net of transaction costs	—	1,683
Net cash provided by financing activities	3,554	6,426

Effect of exchange rate changes on cash	6	(1)
Net (decrease) increase in cash	(171)	727
Cash, beginning of period	5,483	4,218
Cash, end of period	$5,312	$4,945

Supplemental disclosures of cash flow information:
Cash paid for interest	$13	$14
Non-cash investing and financing activities:
Accrued and unpaid dividends on Series A Preferred Stock	$25	$1,365
Financing of prepaid insurance	$75	$65
Warrants issued with term loans (related party)	$688	$—